EXHIBIT 11

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Three Months Ended March 31, 2006
	Shares	Earnings Per Share
	(Amounts in Thousands)
Basic Weighted Average Shares Outstanding	14,415	$0.36

Diluted
Average Shares Outstanding	14,415
Common Stock Equivalents	353

	14,768	$0.35

	Three Months Ended March 31, 2005
	Shares	Earnings Per Share
	(Amounts in Thousands)
Basic Weighted Average Shares Outstanding	11,672	$0.29

Diluted
Average Shares Outstanding	11,672
Common Stock Equivalents	298

	11,970	$0.29